As filed with the Securities and Exchange Commission on                          , 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	34-1312571
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
777 Main Street, Suite 800

Fort Worth, Texas	76102
(Address of Principal Executive	(Zip code)
Offices)

Amended and Restated 1999 Stock Option Plan
and
2004 Non-Employee Director Stock Option Plan
(Full title of the plan)

John H. Pinkerton
President
Range Resources Corporation
777 Main Street, Suite 800
Fort Worth, Texas 76102
(Name and address of agent for service)

(817) 870-2601
(Telephone number, including area code, of agent for service)

with a copy to:
Barry Burgdorf
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
(214) 220-7700

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	Maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share (1)	offering price (1)	registration fee
Common Stock, $0.01 par value per share (2)	500,000 shares	$12.255	$6,127,500	$776.36
Common Stock, $0.01 par value per share (3)	300,000 shares	$12.255	$3,676,500	$465.81

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act of 1933. The price for the 500,000 shares issuable under the Company’s Amended and Restated 1999 Stock Option Plan and the price for the 300,000 shares issuable under the Company’s 2004 Non-Employee Director Stock Option Plan was based on a price of $12.255, the average of the high and low prices reported on the New York Stock Exchange on June 8, 2004.

(2)	Shares to be added to the Amended and Restated 1999 Stock Option Plan.

(3)	Shares to be authorized for issuance under the 2004 Non-Employee Director Stock Option Plan.

     This Registration Statement is being filed, in accordance with General Instruction E to Form S-8, to register additional shares of Common Stock for sale under the Amended and Restated 1999 Stock Option Plan. The contents of the Registrant’s Form S-8 Registration Statements (Nos. 333-30534, 333-63764, 333-90760 and 333-105895) relating to the same employee benefit plan are incorporated by reference to this Registration Statement.

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2003, filed pursuant to Section 13 (a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b)	All other reports filed by the Registrant since December 31, 2003 with the Commission pursuant to Section 13 (a) or 15 (d) of the Exchange Act, including the Registrant’s Quarterly Reports on From 10-Q for the fiscal quarters ended March 31, 2004, as amended.

(c)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10, dated June 18, 1980, and filed with the Commission pursuant to Section 12 (g) of the Exchange Act, including any subsequent amendment (s) or report (s) field for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extend that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be directed to Range Resources Corporation, 777 Main Street, Fort Worth, Texas 76102, Attention: Secretary, telephone (817) 870-2601.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company’s bylaws provide that the Company may indemnify each director, officer, employee, or agent of the Company against all liabilities and expenses reasonably incurred in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee, or agent of the Company, to the full extent permitted by Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal section, so long as they had no reasonable cause to believe their conduct was unlawful.

     With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorney’s fees and other expenses and is not available if the person is adjudged to be liable to the Company, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.

     The preceding discussion of the Company’s articles of incorporation and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Company’s articles of incorporation and Section 145 of the Delaware General Corporation Law.

     The Company has entered into indemnity agreements with its directors and officers. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1	Fourth Amendment to the Amended and Restated 1999 Stock Option Plan (As Amended May 19, 2004)

4.2	Range Resources Corporation 2004 Non-Employee Director Stock Option Plan

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Ernst & Young LLP

23.4	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (included in the signature pages hereto)

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 8, 2004.

RANGE RESOURCES CORPORATION
By:	/s/ Roger S. Manny
Roger S. Manny
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below authorizes and appoints each of John H. Pinkerton and Roger S. Manny, and each of them severally, acting alone and without the other, as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

Signature	Capacity	Date

/s/ JOHN H. PINKERTON John H. Pinkerton	President, Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2004

/s/ ROGER S. MANNY Roger S. Manny	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 8, 2004

/s/ ROBERT E. AIKMAN Robert E. Aikman	Director	June 8, 2004

/s/ CHARLES L. BLACKBURN Charles L. Blackburn	Chairman of the Board of Directors	June 8, 2004

/s/ ANTHONY V. DUB Anthony V. Dub	Director	June 8, 2004

/s/ V. RICHARD EALES V. Richard Eales	Director	June 8, 2004

/s/ ALLEN FINKELSON Allen Finkelson	Director	June 8, 2004

/s/ JONATHAN S. LINKER Jonathan S. Linker	Director	June 8, 2004

EXHIBIT INDEX

4.1*	Fourth Amendment to the Amended and Restated 1999 Stock Option Plan (As Amended May 19, 2004)

4.2*	Range Resources Corporation 2004 Non-Employee Director Stock Option Plan

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of KPMG LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Ernst & Young LLP

23.4*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

24.1*	Powers of Attorney (included in the signature pages hereto)

*	Filed herewith